EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-88542, 333-125193, and 333-154917 on Form S-3, Registration Statement No. 333-129088 on Form S-4, and Registration Nos. 333-51316 (as amended by Post-Effective Amendment No. 1), 333-64076 (as amended by Post-Effective Amendment No. 1), 333-97871, 333-104855, 333-114682, and 333-122232 on Form S-8 of our report dated November 14, 2011, relating to the consolidated financial statements of Monsanto Company and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s prospective adoption of new accounting guidance related to variable interest entities effective September 1, 2010, and the Company’s retrospective adoption of new accounting guidance related to noncontrolling interest and the computation of earnings per share, and our report relating to the effectiveness of Monsanto Company’s internal control over financial reporting dated November 14, 2011 (which report expresses an adverse opinion on the effectiveness of Monsanto Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Monsanto Company for the year ended August 31, 2011.
St. Louis, Missouri
November 14, 2011